Exhibit 4.1(c)

                       AMENDMENT TO CONSULTING AGREEMENT

     AGREEMENT, effective as of the 8th day of January, 2004, between BRANDPARTNERS GROUP, INC., a Delaware Corporation (the "Company"), located at 60 East 42nd St. Room 1241, New York, NY 10165, and Clifford D. Brune, with an address at _________________________ ("Consultant") c/o Strategic Business Initiatives LLC ("SBI").

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Company has previously entered into a consulting agreement with Consultant/ SBI for certain consulting services effective as of October 15, 2003; and

     WHEREAS, Consultant heretofore has been solely responsible for providing consulting services to the Company under the Consulting Agreement dated as of October 15, 2003;

     WHEREAS, the Company, Consultant and SBI are agreeable to amending and assigning certain rights under the prior Consulting Agreement dated as of October 15, 2003 to Consultant; and

     WHEREAS, the Company desires the Consultant to provide consulting services to the Company pursuant hereto and Consultant is agreeable to providing such services.

          NOW THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL PROMISES SET FORTH HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

     1. Consultant shall serve as a consultant to the Company on general corporate matters, in addition to providing management consulting services with respect to the Company's organizational and business structure, and other projects as may be assigned by the Company's Board of Directors on an as needed basis for a term of one (1) year from the effective date of original agreement.

     2. The Company shall be entitled to Consultant's services for reasonable times when and to the extent requested by, and subject to the direction of Mr. Cataldo as Chairman of the Board of the Company.

     3. Consultant shall provide Company periodic written reports as required concerning the status of various projects assigned to Consultant.

     4. Reasonable travel and other expenses necessarily incurred by Consultant to render such services shall be reimbursed by the Company promptly upon receipt of proper statements, including appropriate documentation, with regard to the nature and amount of those expenses. Company shall pay expenses within fifteen
(15) business days of the receipt of a request with appropriate documentation.

     5. In consideration for the services to be performed by Consultant, the Consultant will receive the sum of $15,000 per month.

     6. It is further understood and agreed that 250,000 options to purchase 250,000 shares of common stock for a period of five (5) years at $.30 per share, with cost-free piggyback registration rights, are granted to Consultant in conjunction with the previously granted options to purchase 250,000 shares of common stock per the original agreement. The new options will be fully vested as of the effective date of this Agreement. The option previously granted will be viewed as granted and vested as of the original date of grant.

     7. It is the express intention of the parties that the Consultant is an independent contractor and not an employee or agent of the Company. Nothing in this agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between the Consultant and the Company. Both parties acknowledge that the Consultant is not an employee for state or federal tax purposes. The Consultant shall retain the right to perform services for others during the term of this agreement.


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     8.  Neither  this  agreement  nor any  duties  or  obligations  under  this agreement may be assigned by the Consultant without the prior written consent of the Company.

     9. The within Agreement has been approved by the Board of the Company.

     10. Any notices to be given hereunder by either party to the other may be given either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change the address by written notice in accordance with the paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of two days after mailing.

     11. This agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by the Consultant for the Company and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

     12. This agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions; and the parties agree that the proper venue for the resolution of any disputes hereunder shall be New York County, New York.

     13. For purposes of this Agreement, Intellectual Property will mean (i) works, ideas, discoveries, or inventions eligible for copyright, trademark, patent or trade secret protection; and (ii) any applications for trademarks or patents, issued trademarks or patents, or copyright registrations regarding such items. Any items of Intellectual Property discovered or developed by the Consultant (or the Consultant's employees) during the term of this Agreement will be the property of the Consultant, subject to the irrevocable right and license of the Company to make, use or sell products and services derived from or incorporating any such Intellectual Property without payment of royalties. Such rights and license will be exclusive during the term of this Agreement, and any extensions or renewals of it. After termination of this Agreement, such rights and license will be nonexclusive, but will remain royalty-free. Notwithstanding the preceding, the textual and/or graphic content of materials created by the Consultant under this Agreement (as opposed to the form or format of such materials) will be, and hereby are, deemed to be "works made for hire" and will be the exclusive property of the Company. Each party agrees to execute such documents as may be necessary to perfect and preserve the rights of either party with respect to such Intellectual Property.

     14. The written, printed, graphic, or electronically recorded materials furnished by the Company for use by the Consultant are Proprietary Information and are the property of the Company. Proprietary Information includes, but is not limited to, product specifications and/or designs, pricing information, specific customer requirements, customer and potential customer lists, and information on Company's employees, agent, or divisions. The Consultant shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this agreement, any Proprietary Information, confidential information, or know-how belonging to the Company, whether or not it is in written form, except to the extent necessary to perform services under this agreement. On termination of the Consultant's services to the Company, or at the request of the Company before termination, the Consultant shall deliver to the Company all material in the Consultant's possession relating to the Company's business.

     15. The obligations regarding Proprietary Information extend to information belonging to customers and suppliers of the Company about which the Consultant may have gained knowledge as a result of performing services hereunder.


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     16. The Company will indemnify and hold harmless Consultant from any claims or damages related to statements prepared by or made by Consultant that are either approved in advance by the Company or entirely based on information provided by the Company.

                                             Company:
                                             BRANDPARTNERS GROUP, INC.

                                             By:
                                                 ---------------------------
                                                 Consultant:

                                                 ---------------------------
                                                 CLIFFORD D. BRUNE